Exhibit 99.1

Cincinnati Bell Announces John Burns Returns as CBTS President

CINCINNATI--(BUSINESS WIRE)--December 22, 2010--Cincinnati Bell Inc. (NYSE: CBB) today announced John Burns has rejoined the company as President of CBTS, a Cincinnati-based provider of data center colocation services, managed and professional services, and IT equipment. Burns will report to Ted Torbeck, president and general manager of Cincinnati Bell Communications.

As president of CBTS, Mr. Burns will have primary responsibility for a segment of the top enterprise customers served by Cincinnati Bell Communications. Additionally, Mr. Burns will have primary responsibility for the operations of CBTS. CBTS will continue to focus on the Cincinnati region and will serve existing Cincinnati-based global customers with its full suite of managed and professional services and equipment sales. CyrusOne, a data center colocation company in Texas that Cincinnati Bell acquired in June 2010, will continue to be led by Dave Ferdman. CyrusOne will be focused on all data center opportunities outside Cincinnati.

About Cincinnati Bell Inc.

With headquarters in Cincinnati, Ohio, Cincinnati Bell (NYSE: CBB) provides integrated communications solutions—including local, long distance, data, Internet, entertainment, and wireless services—that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, businesses nationwide ranging in size from start-up companies to large enterprises turn to Cincinnati Bell for efficient, scalable office communications systems as well as complex information technology solutions including data center colocation and managed services. For more information, visit www.cincinnatibell.com.

CONTACT:
Cincinnati Bell Inc.
Kurt Freyberger, 513-397-1055
kurt.freyberger@cinbell.com